Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andy Blanchard

Investor Relations

Tel 978.370.2425

investorrelations@teradyne.com

Bridget A. van Kralingen Elected to Teradyne’s Board of Directors

NORTH READING, Mass. – January 12, 2024 – Teradyne, Inc. (NASDAQ:TER) announced the election of Bridget A. van Kralingen to its Board of Directors effective January 12, 2024. Ms. van Kralingen was also appointed to the Board’s Compensation Committee and the Nominating and Corporate Governance Committee.

“We are extremely pleased that Bridget is joining our Board of Directors,” said Paul Tufano, Teradyne Chairman. “Her broad technology background and track record of growing global software and services business by leveraging industry partnerships will provide valuable insights to the Board as Teradyne looks to expand our global electronics and industrial automation businesses.”

Ms. van Kralingen is a Partner at Motive Partners, a specialist private equity firm focused on building, backing and buying financial technology companies. Ms. van Kralingen has more than 35 years of experience leading and growing global software focused technology businesses including IBM’s $80B+ Global Markets and Sales organization from 2020 to 2021. Prior to that role, Ms. van Kralingen held a variety of senior leadership positions during her 17+ year career including responsibility for IBM’s Industry Software Platforms and leading their Global consulting business. She was a managing partner at Deloitte Consulting for 15 years before joining IBM in 2004. Ms. van Kralingen earned degrees in Business, Economics and Psychology from the University of South Africa, University of Johannesburg and University of Witwatersrand and is a certified psychologist with an advanced degree in Industrial Psychology.

About Teradyne

Teradyne (NASDAQ:TER) test technology helps bring high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its robotics offerings include collaborative and mobile robots that help manufacturers of all sizes increase productivity, improve safety, and lower costs. In 2022, Teradyne had revenue of $3.2 billion and today employs over 6,600 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc., in the U.S. and other countries.